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                                                                   EXHIBIT 23(a)

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Westamerica Bancorporation:

     We consent to the use of our report dated January 25, 2002, with respect to the consolidated balance sheets of Westamerica Bancorporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 2001, included in Westamerica Bancorporation's annual report on Form 10-K for the year ended December 31, 2001, which is incorporated by reference herein, and to the reference to our firm under the caption "Experts" in the Proxy Statement/ Prospectus.

/s/  KPMG LLP

San Francisco, California
April 10, 2002